Libra Investments, Inc.                                     Main: (310) 312-5600
                                                             Fax: (310) 312-5666
- -------------------------------------------------------------------------------
11766 Wilshire Boulevard, Suite 870, Los Angeles, CA 90025


                                                                       EXHIBIT 1


                                  May 29, 1996



Mr. James Dao
Chairman and Chief Executive Officer
  and
Mr. Philip S. Sassower
Chairman, Finance Committee
Communication Intelligence Corporation
275 Shoreline Drive
Redwood Shores, CA 94065

Gentlemen:

          Pursuant to the engagement letter dated May 28, 1996 between Communication Intelligence Corporation (the "Company") and Libra Investments, Inc. ("Libra"), this will confirm our understanding that Libra will place as placement agent for the Company with no more than 10 accredited investors (the "Buyers"), and the Company will sell, not less than 550,000 shares and up to 600,000 shares of Common Stock at a price of $4.50 per share (the "Placement"), provided that the purchase and sale closes no later than the earlier of (i) the date five (5) business days after the Company's Common Stock is approved for listing, subject to notification of the consummation of the Placement, on the NASDAQ/Small Cap market and (ii) July 31, 1996. Libra and the Company agree to use their reasonable best efforts to cause such closing to occur by such date. The purchase price of $4.50 per share relates to the market price of the Common Stock on May 28, 1996 when we began discussions with Buyers.

          As we discussed, the Buyers will receive registration rights from the Company to effect the public resale of these shares, and the Company agrees to provide a "make-whole" right to the Buyers so that in the event the average closing public trading price of the Common Stock for the twenty (20) business days immediately preceding the date the resale registration statement is declared effective (the "Average Price") is less than the purchase price paid by the Buyers, the Company will issue additional shares of Common Stock without further payment by the Buyers as follows (assumes the Placement consists of 550,000 shares at $4.50 per share): Additional shares to be issued shall total
(a) $2,475,000 divided by the Average Price less (b) 550,000. The purchases and sales contemplated hereby are subject to execution and delivery of mutually acceptable documentation between the Company and each Buyer. Subscription documents are expected to be executed the week of June 3, 1996. Funding will be contingent upon the Common Stock being approved for listing, subject to notification of the consummation of the Placement, on the NASDAQ/Small Cap market.

Libra Investments, Inc.
- -------------------------------------------------------------------------------





Mr. James Dao
Mr. Philip S. Sassower
May 29, 1996
Page Two


          The Company acknowledges that Libra may confirm the foregoing transaction with the Buyers on the terms set forth herein; provided that such confirmations shall not diminish the obligations of Libra hereunder.

          This letter may be executed in counterparts, each of which shall be an original, but all of which shall constitute one instrument.

          Please confirm the foregoing by signing this letter in the place indicated below and returning it to me by facsimile.

                                        Very truly yours,

                                        LIBRA INVESTMENTS, INC.

                                        By:/s/ Jess M. Ravich, Chairman
                                           ----------------------------
                                           Jess M. Ravich, Chairman



Confirm and agreed:

COMMUNICATION INTELLIGENCE CORPORATION


By: /s/ James Dao
    ----------------------------------------------------
    James Dao, Chairman and Chief Executive Officer


By:
   -----------------------------------------------------
   Philip S. Sassower, Chairman of the Finance Committee

Libra Investments, Inc.                                     Main: (310) 312-5600
                                                             Fax: (310) 312-5666
- --------------------------------------------------------------------------------
11766 Wilshire Boulevard, Suite 870, Los Angeles, CA 90025


                                        May 28, 1995


Strictly Confidential
- ---------------------

Communication Intelligence Corporation
275 Shoreline Drive
Redwood Shores, CA 94065

Gentlemen:

               This letter will confirm our understanding that Communications Intelligence Corporation, a Delaware corporation (the "Issuer"), has engaged Libra Investments, Inc. (the "Advisor") to act on a non-exclusive basis as the Issuer's placement agent in connection with the issuance and sale by the Issuer of Common Stock (the "Securities") in a private placement to raise aggregate gross proceeds of up to $2,500,000 (the "Private Placement").

               Section 1.  Services to be Rendered.  In connection with this
                           -----------------------
engagement, the Advisor shall act as placement agent for the Issuer in connection with the Private Placement, which duties will include:

                       (a) developing a list of potential purchasers of the Securities;

                       (b) consulting with the Issuer from time to time as to such potential purchasers;

                       (c) if requested, assisting the Issuer in the preparation and distribution of appropriate offering materials in consultation with the Issuer's counsel; and

                       (d) attempting to arrange the Private Placement of the Securities at a price and on terms acceptable to the Issuer, it being understood and agreed that the aggregate offering price for the Securities is currently expected to be approximately $2,500,000.

Libra Investments, Inc.
- -------------------------------------------------------------------------------


Nothing contained herein constitutes a commitment on the part of the Advisor to purchase any of the Securities, a commitment on the part of the Issuer to sell any such Securities or an assurance that the Private Placement will be completed, and the Advisor shall not have the power or authority to bind the Issuer to any sale of the Securities without the Issuer's written consent. The Advisor acknowledges that it is retained on a non-exclusive basis and that the Issuer may retain other financial advisors and placement agents in connection with the Private Placement; provided, that any such engagement shall not limit the Issuer's obligations to the Advisor hereunder.

               Section 2.  Compensation.  In consideration of the Advisor's
                           ------------
agreements hereunder, the Advisor shall be paid an advisory fee of 5.0% of the aggregate gross proceeds from the Securities placed by the Advisor and sold by the Issuer, payable in immediately available funds at the closing of the Private Placement. In addition, as further consideration for Advisor's agreements hereunder, the Issuer shall issue to the Advisor warrants to purchase that number of shares of the Issuer's Common Stock equal to 5.0% of the number of shares of Common Stock placed by the Advisor and sold by the Issuer in the Private Placement (the "Warrants"). The Warrants shall have an exercise price per share equal to the price per share paid by the purchasers of the Securities at the closing and a five year term and shall be in a form reasonably acceptable to both the Issuer and the Advisor. In addition, the Advisor shall be granted certain demand and "piggyback" registration rights with respect to the Common Stock issuable upon exercise of the Warrants on terms mutually acceptable to the Issuer and the Advisor pursuant to a registration rights agreement in form reasonably acceptable to both the Issuer and the Advisor.

               No fee payable to any other financial advisor either by the Issuer or any other entity shall reduce or otherwise affect the fees payable hereunder to the Advisor. If the Advisor enters into any agreement or understanding with any broker, finder or other similar person to assist it in placing the Securities hereunder, any fee or other compensation due such person shall be payable by the Advisor.

               Section 3.  The Advisor's Expenses.  In addition to the
                           ----------------------
compensation payable pursuant to Section 2 of this Agreement, the Issuer shall reimburse the Advisor for all reasonable costs and expenses (including without limitation reasonable fees and disbursements of its legal counsel) incurred in connection with this engagement; provided the maximum amount of costs and expenses reimbursable by the Issuer hereunder shall not exceed $6,250; and provided further, that the foregoing limitation shall not apply with respect to cost and expenses payable pursuant to Section 5 hereof.

               Section 4.  Term of Engagement.  Any party to this Agreement may
                           ------------------
terminate this Agreement at any time after July 31, 1996, with or without cause, by giving 10 days'

Libra Investments, Inc.
- -------------------------------------------------------------------------------




written notice to the other parties; provided, however, that Section 3, the
                                     --------  -------
second paragraph of this Section 4 and Sections 5 and 6 hereof shall survive termination of this Agreement.

               The Advisor shall be entitled to receive its full compensation under Section 2 hereof if at any time prior to the date twelve months after the termination of this Agreement a transaction is agreed to or consummated by the Issuer involving the sale or issuance of securities to a person or entity contacted by the Advisor with respect to the Private Placement (except to the extent previously contacted by or on behalf of the Issuer) and identified in writing to the Issuer promptly after termination of this Agreement.

               Section 5.  Indemnification.  The Company agrees to the
                           ---------------
indemnification, contribution and expense reimbursement obligations set forth in Exhibit A hereto, the provisions of which are incorporated herein in their entirety.

               Section 6.  Cooperation.  The issuer shall furnish the Advisor
                           -----------
with all information, data or documents that the Advisor shall reasonably deem appropriate in connection with its activities hereunder and shall provide the Advisor access to the Issuer's officers, employees and professional advisors at such times and dates as the Advisor may reasonably request. Issuer represents and warrants that all such information, data and documents shall be complete and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. The Issuer agrees to advise the Advisor in writing if any such information, data or documents becomes inaccurate, misleading or incomplete in any respect during the term of this engagement. Unless so advised, the Advisor shall be entitled to rely on the accuracy and completeness of such information, data and documents, and the Advisor shall not be required to make an independent verification thereof. If requested by the Advisor, the Issuer shall provide to the Advisor a certificate signed by two of its executive officers as to the accuracy of the second sentence of this paragraph at each closing of a sale of the Securities.

               It is further understood that the Issuer shall involve the Advisor in all discussions between the Issuer and potential purchasers located by the Advisor and shall make available to the Advisor all information regarding such potential purchasers that it shall receive from any source whatsoever. The Issuer recognizes and confirms that the Advisor in acting pursuant to this authorization will be using information provided by the Issuer and that the Advisor does not assume responsibility for the accuracy or completeness of any information so provided by the Issuer.

               Section 7.  Outside Advisors and Conflicts.  The Issuer
                           ------------------------------
acknowledges that the Advisor and its affiliates may have and may continue to have investment banking, broker-dealer and other relationships with parties other than the Issuer pursuant to which the Advisor

Libra Investments, Inc.
- -------------------------------------------------------------------------------




may acquire information of interest to the Issuer. The Advisor shall have no obligation to disclose such information to the Issuer (except to the extent such information relates directly to the Issuer or the Securities), or to use such information in connection with its efforts hereunder.

               The Issuer acknowledges that certain employees of the Advisor own shares of Common Stock of the Issuer, either directly or indirectly through indirect ownership of interests in CIC Standby Ventures, L.P., a shareholder of the Issuer and through LB-CIC Investors, L.P.

               Section 8.  Notices.  All notices and other communications
                           -------
provided for in this Agreement shall be made by first class mail or telecopier. All notices to the Issuer shall be delivered at the address shown on the first page of this agreement or to telecopier number (415) 802-7777. All notices to the Advisor shall be delivered as follows:

                         Libra Investments, Inc.
                         11766 Wilshire Boulevard
                         Suite 870
                         Los Angeles, CA 90025
                         Attn:  Mr. Jess M. Ravich
                         Telecopier:  (310) 312-5640

               Either party hereto may amend such addresses or telecopier information by written notice to the other party delivered as provided in this
Section 8.

               Section 9.  Third Party Beneficiaries.  This Agreement is
                           -------------------------
intended solely for the benefit of the parties hereto and, with the exception of the rights and benefits conferred upon the Indemnified Parties by Section 5 of this Agreement, shall not be deemed or interpreted to confer any rights upon any third parties.

               Section 10.  Governing Law.  This Agreement shall be governed and
                            -------------
construed in accordance with the laws of the State of California without giving effect to the choice of law or conflict of law principles thereof.

               Section 11.  Counterparts.  This Agreement may be executed in any
                            ------------
number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

               Section 12.  Complete Agreement; Amendments; Assignment.  This
                            ------------------------------------------
Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the

Libra Investments, Inc.
- -------------------------------------------------------------------------------



parties. This Agreement may not be amended or modified except in writing. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the Advisor and its successors and assigns; provided,
                                                                --------
however, that the Advisor shall not assign this Agreement to any party that is
- -------
not an affiliate of the Advisor.

               If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us.

                                             Very truly yours,

                                             LIBRA INVESTMENTS, INC.



                                             By:/s/ Jess M. Ravich
                                                ------------------------
                                                Jess M. Ravich
                                                Chairman


AGREED TO AND ACCEPTED:

COMMUNICATIONS INTELLIGENCE
 CORPORATION


By:/s/ James Dao
   ------------------------------
   Name:
   Title:

                                    EXHIBIT A
                                    ---------

               The Issuer agrees to indemnify and hold harmless Libra Investments, Inc. ("Libra"), its affiliates, and each person, if any, who controls Libra, or any of its affiliates, within the meaning of either the Securities Act of 1933, as amended (the "Act") or the Securities Exchange Act of 1934, as amended (a "Controlling Person"), and the respective agents, employees, officers and directors of Libra, its affiliates, and any such Controlling Person (each an "Indemnified Party" and collectively, the "Indemnified Parties" or the "Libra Group"), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not an Indemnified Party is a party thereto, provided that the Issuer shall not be obligated to advance such costs to any Indemnified Party unless it has received from such Indemnified Party an undertaking to repay to the Issuer the costs so advanced if it should be determined by final judgment of a court of competent jurisdiction that such Indemnified Person was not entitled to indemnification hereunder with respect to such costs) arising out of, or in connection with any activities contemplated by the letter to which this Exhibit A is attached or any other services rendered in connection therewith, including, but not limited to, losses, claims, damages, liabilities or expenses arising out of or based upon (i) any untrue statement or any alleged untrue statement of a material fact or any omission or any alleged omission to state a material fact in any of the disclosure or offering or confidential information documents, including any documents publicly filed by the Issuer with the Securities and Exchange Commission and delivered to purchasers of the Issuer's securities in connection with the transaction contemplated by the letter to which this Exhibit A is attached (the "Disclosure Documents") pertaining to any of the transactions or proposed transactions contemplated by such letter (collectively, the "Transaction"), or (ii) any engagement or retention by the Issuer of any other person, corporation or entity that has acted or is acting as a finder, agent, broker, dealer, consultant or advisor to or on behalf of the Issuer. The Issuer will not, however, be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result from such Indemnified Party's gross negligence, willful misconduct or bad faith or from information provided by Libra to the Issuer for inclusion in the Disclosure Documents. The Issuer also agrees that (i) no Indemnified Party shall have liability to the Issuer or any other person in connection with the services rendered pursuant to the agreement except for claims, liabilities, damages, losses or expenses, including reasonable legal fees, incurred by the Issuer that are determined by final judgment of a court of competent jurisdiction, not subject to appeal, to have resulted from such Indemnified Person's gross negligence, willful misconduct or had faith or from information provided by Libra to the Issuer for inclusion in the Disclosure Documents and (ii) in no event shall the Indemnified Parties be liable, in the aggregate, to the Issuer for an amount greater than the fee actually received by Libra pursuant to the letter to which this Exhibit A is attached.

               In case any action shall be brought against an Indemnified Party with respect to which indemnity may be sought against the Issuer under this agreement, Libra or another Indemnified Party shall promptly notify the Issuer in writing and the Issuer shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to Libra and payment of all reasonable fees and expenses; provided, however, in the event the Issuer assumed the defense of any such action, an Indemnified Person may, notwithstanding such assumption by the Issuer of such defense, retain separate counsel the cost of which shall be borne by Issuer if (i) the Issuer has failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel which will be provided by the Issuer reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest or (iii) the Indemnified Person based upon an opinion of reputable counsel reasonably determines that there may be legal defenses to it which are materially different from or in addition to those available to the Issuer. The failure to so notify the Issuer on a prompt basis shall not affect any obligations the Issuer may have to the Indemnified Parties under this letter agreement or otherwise unless the Issuer is materially adversely affected by such failure.

               The Issuer shall not be liable for any settlement of any such action effected without the written consent of the Issuer (which shall not be unreasonably withheld) and the Issuer agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of settlement of any action effected with the consent of the Issuer. In addition, the Issuer will not, without the prior written consent of Libra, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect to which indemnification or contribution may be sought hereunder (whether or not Libra is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of Libra and the other Indemnified Parties, satisfactory in form and substance to Libra, from all liability arising out of such action, claim, suit or proceeding.

               If for any reason the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then in lieu of indemnifying such Indemnified Party, the Issuer shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and by Libra on the other from the Transaction or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Issuer on the one hand and Libra on the other, but also the relative fault of the Issuer and Libra as well as any other relevant equitable considerations. Notwithstanding the provisions of this Exhibit A, the aggregate contribution of all Indemnified Parties shall not exceed the amount of fees actually received by Libra pursuant to the letter to which this Exhibit A is attached. It is hereby further agreed that the relative benefits to the Issuer on the one hand and Libra on the other with respect to any Transaction shall be deemed to be in the same proportion as (i) the total value of the Transaction bears to (ii) the fees paid to Libra with respect to such Transaction. The relative fault of the Issuer on the one hand and Libra on the other with respect to the Transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Issuer or by Libra and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act), or of gross negligence, willful misconduct or bad faith shall be entitled to contribution from any person who was not guilty of such fraudulent representation, gross negligence, willful misconduct or bad faith.

               The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any equitable remedies the Indemnified Parties may have at common law or otherwise, (ii) shall survive the conclusion of Libra's services in connection with the Transaction and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Libra or any other Indemnified Party.